Exhibit 99.1

Q2 news release

FOR THE SIX MONTHS ENDED JUNE 30, 2011

Calgary, July 28, 2011

Imperial Oil announces estimated second quarter financial and operating results

	Second quarter			Six months
(millions of dollars, unless noted)	2011	2010	%	2011	2010	%

Net income (U.S. GAAP)	726	517	40	1,507	993	52
Net income per common share
- assuming dilution (dollars)	0.85	0.60	40	1.76	1.16	52
Capital and exploration expenditures	925	881	5	1,784	1,781	—

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

“Imperial’s earnings in the second quarter of 2011 were $726 million, up 40 percent or $209 million from 2010. The Upstream business was the primary contributor to this increase with strong earnings driven in part by higher production from our Cold Lake operations, which set another production record in the quarter. Overall, Upstream results were very good despite challenges in delivering conventional crude oil volumes from our Norman Wells operations as a result of third-party pipeline reliability issues in the quarter. I am especially pleased at how the organization continues to sustain base business operating performance while executing a complex portfolio of projects, including the Kearl oil sands project.

Our Downstream business continued to contribute solid results despite significant planned refinery maintenance activity, which impacted our second quarter results by about $95 million. Operations excellence remains a key focus for our Downstream business. Our Chemical segment performed very well with strong operations, sales, and margins contributing to another quarter of good earnings.

Imperial’s consistent, long-term and disciplined business approach has allowed us to continue to advance our growth plans for the company while sustaining focus and performance in our base business. Capital and exploration expenditures to the end of June were $1,784 million mostly directed to the continued development of the Kearl project. In addition to capital spending for Kearl, we continue to progress activity at Cold Lake, including the Nabiye project, and the production pilot at Horn River. Our continued strong business performance allowed us to finance these investments largely by cash flow from operations.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

Second quarter items of interest

•	Net income was $726 million, compared with $517 million for the second quarter of 2010, an increase of 40 percent or $209 million.

•	Net income per common share was $0.85, an increase of 40 percent from the second quarter of 2010.

•

Cash generated from operating activities was $656 million which was net of a $232 million contribution to the company’s pension plans. This was double the $324 million in cash generated in the same period last year.

•	Capital and exploration expenditures were $925 million, up five percent from the second quarter of 2010, as a result of progressing the Kearl oil sands and other growth projects.

•

Gross oil-equivalent barrels of production averaged 292,000 barrels a day, compared with 300,000 barrels in the same period last year. Lower production volumes in the second quarter were primarily due to lower Syncrude volumes, a result of higher maintenance activities, and lower conventional crude oil production, a result of third-party pipeline unplanned downtime. These factors were partially offset by increased Cold Lake bitumen production.

•

Cold Lake achieves another production record – Cold Lake established a second-quarter production record and averaged 158,000 barrels a day, compared to 140,000 barrels a day in the second quarter of 2010 and 157,000 barrels a day in the first quarter of 2011. The increase is due to contributions from new wells steamed in 2010 and 2011 and the cyclic nature of production at Cold Lake.

•

Kearl oil sands project update – The Kearl initial development is 68 percent complete and is progressing on schedule with expected start-up in late 2012. The Kearl development plan was reconfigured from a three-phase to a two-phase strategy. Production from the initial development will be at 110,000 barrels of bitumen a day. A second phase expansion, with debottlenecking of both phases, will be used to reach the regulatory capacity of 345,000 barrels a day. We are evaluating the recent Montana court decision barring any permits for transport of modules on Highway 12 and are encouraged by the Idaho hearing officer’s findings in the contested case proceedings that confirmed preparations for safe module transport on the Idaho portion of Highway 12. Efforts to reduce the size of modules in Lewiston, Idaho are near complete and the company began moving reduced-in-size modules on alternate routes in mid-July.

•

Acreage acquisition – Imperial Oil and ExxonMobil Canada jointly acquired two exploration licenses totalling 444,000 net acres in the Summit Creek area of the Central Mackenzie Valley in the Northwest Territories.

•

Horn River pilot project update – This project was sanctioned, and drilling began in April on Imperial’s horizontal multi-well pilot production pad to evaluate well productivity and cost performance. All surface casings have been installed and the first production section well has been drilled and cased. The program is proceeding on schedule with proposed start up in late 2012.

•

Strathcona refinery wins safety award – Imperial’s Strathcona refinery was recognized by the Alberta Petro-Chemical Safety Council as the Best Performer in 2010 for achieving the lowest worker injury rate amongst its members.

Second quarter 2011 vs. second quarter 2010

The company’s net income for the second quarter of 2011 was $726 million or $0.85 a share on a diluted basis, compared with $517 million or $0.60 a share for the same period last year.

Earnings in the second quarter were higher than the same quarter in 2010 primarily due to the impacts of higher crude oil commodity prices of about $430 million, stronger industry refining margins of about $80 million and increased Cold Lake bitumen production of about $70 million. These factors were partially offset by the unfavourable effects of higher royalty costs of about $120 million, lower Syncrude volumes of about $50 million, primarily a result of higher unplanned maintenance activities, and lower conventional crude oil volumes of about $45 million due to third-party pipeline reliability issues. Earnings were also negatively impacted by the foreign exchange effects of the stronger Canadian dollar of about $70 million and higher planned refinery maintenance activities of about $40 million. Second quarter 2010 earnings included a gain of about $25 million from the sale of non-operating assets.

Upstream net income in the second quarter was $624 million, $178 million higher than the same period of 2010. Earnings benefited from higher crude oil commodity prices of about $430 million and increased Cold Lake bitumen production of about $70 million. These factors were partially offset by lower Syncrude volumes of about $50 million, primarily a result of higher unplanned maintenance activities, and lower conventional crude oil volumes of about $45 million due to third-party pipeline reliability issues. Earnings were also negatively impacted by higher royalty costs due to higher commodity prices of about $120 million and the foreign exchange effects of the stronger Canadian dollar of about $55 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for Atlantic Basin oil markets, was $117.33 a barrel in the second quarter of 2011, up about 50 percent from the corresponding period last year. The average price of West Texas Intermediate (WTI) crude oil in U.S. dollars, a common benchmark for mid-continent North American oil markets, was $102.34 a barrel in the second quarter, up about 31 percent from the corresponding period last year. The company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil increased accordingly. The company’s average bitumen realizations in the second quarter were about 26 percent higher than that in the corresponding period of 2010, more in line with the continuing weakness in WTI crude oil markets.

Gross production of Cold Lake bitumen during the second quarter averaged 158 thousand barrels a day, a second-quarter record, up from 140 thousand barrels in the same quarter last year. Increased volumes were due to contributions from new wells steamed in 2010 and 2011 and the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the second quarter was 70 thousand barrels a day, versus 81 thousand barrels in the second quarter of 2010. Lower production was primarily the result of higher unplanned maintenance activities and the negative impact of wild fires in northern Alberta on the Syncrude operations.

Gross production of conventional crude oil averaged 16 thousand barrels a day in the second quarter, down from 24 thousand barrels in the second quarter of 2010. Lower volumes were primarily due to the third-party pipeline unplanned downtime which caused significantly reduced production at the Norman Wells field. This pipeline downtime carried forward into the third quarter.

Gross production of natural gas during the second quarter of 2011 was 257 million cubic feet a day, down from 289 million cubic feet in the same period last year. The lower production volume was primarily a result of natural reservoir decline.

Downstream net income was $64 million in the second quarter of 2011, compared with $68 million in the same period a year ago. Second quarter earnings in 2010 included a gain of about $25 million from sale of non-operating assets. Impacting earnings in the second quarter of 2011 when compared to the prior year’s second quarter were higher planned refinery maintenance activities totalling about $40 million.

Second quarter 2011 vs. second quarter 2010 (continued)

Unfavourable effects of the stronger Canadian dollar were about $15 million. Offsetting these negative factors was the favourable impact of stronger industry refining margins of about $80 million in the quarter. Planned refinery maintenance activity impacted second quarter 2011 results by about $95 million.

Chemical net income was $36 million in the second quarter, $14 million higher than the same quarter last year. Higher polyethylene and intermediate products sales volumes and lower costs due to lower planned maintenance activities were the main contributors to the increase.

Net income effects from Corporate and other were $2 million in the second quarter, compared with negative $19 million in the same period of 2010. Favourable effects were primarily due to lower share-based compensation charges.

Cash flow generated from operating activities was $656 million during the second quarter of 2011, compared with $324 million in the same period last year. Higher cash flow was primarily driven by higher earnings and working capital effects.

Investing activities used net cash of $893 million in the second quarter, an increase of $96 million from the corresponding period in 2010. Additions to property, plant and equipment were $903 million in the second quarter, compared with $851 million during the same quarter 2010. Expenditures during the quarter were primarily directed towards the advancement of the Kearl oil sands project. Other investments included development drilling and advancing the Nabiye expansion project at Cold Lake, environmental and other projects at Syncrude, as well as exploration drilling and the advancement of the production pilot at Horn River.

In the second quarter, the company increased its long-term debt level by $320 million by drawing on an existing facility and issued additional commercial paper which increased short-term debt by $135 million.

The company’s cash balance was $419 million at June 30, 2011, up $152 million from $267 million at the end of 2010.

Six months highlights

•	Net income was $1,507 million, up from $993 million in the first six months of 2010.

•	Net income per common share increased to $1.76 compared to $1.16 in the same period of 2010.

•	Cash generated from operations was $1,615 million, versus $1,238 million in the first half of 2010.

•	Capital and exploration expenditures were $1,784 million, versus $1,781 million in the six months of 2010, supporting the Kearl oil sands and other growth projects.

•	Gross oil-equivalent barrels of production averaged 301,000 barrels a day, compared to 296,000 barrels in the first half of 2010.

•	Per-share dividends declared in the first two quarters of 2011 totalled $0.22, up from $0.21 in the same period of 2010.

•	Continued strong cost management with production and manufacturing expenses of $2,037 million being flat with the same six month period of 2010 ($2,042 million).

Six months 2011 vs. six months 2010

Net income for the first six months of 2011 was $1,507 million or $1.76 a share on a diluted basis, versus $993 million or $1.16 a share for the first half of 2010.

For the six months, increased earnings were primarily attributable to higher crude oil commodity prices of about $460 million, stronger industry refining margins of about $255 million and increased Cold Lake bitumen production of about $100 million. These factors were partially offset by the unfavourable effects of the stronger Canadian dollar of about $140 million, higher royalty costs of about $130 million and lower conventional crude oil volumes of about $45 million due to third party pipeline issues.

Upstream net income for the six months of 2011 was $1,152 million, up $262 million from 2010. Earnings increased primarily due to the impacts of higher crude oil commodity prices of about $460 million and increased Cold Lake bitumen production of about $100 million. These factors were partially offset by the unfavourable effects of higher royalty costs of about $130 million, the stronger Canadian dollar of about $105 million and lower conventional crude oil volumes of about $45 million as a result of the second quarter 2011 third-party pipeline issues.

The average price of Brent crude oil in U.S. dollars, a common benchmark for Atlantic Basin oil markets, was $111.20 a barrel in the six months of 2011, up about 44 percent from the corresponding period last year. The average price of West Texas Intermediate (WTI) crude oil in U.S. dollars, a common benchmark for mid-continent North American oil markets, was $98.50 a barrel in the six months of 2011, up about 26 percent from the corresponding period last year. The company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil increased accordingly. The company’s average bitumen realizations in the first six months of 2011 were about six percent higher than that in the corresponding period of 2010. Cold Lake bitumen realizations were negatively impacted by third-party pipeline integrity issues carried over from the second half of 2010 into the first quarter of 2011 and continued weakness in WTI crude oil markets.

Gross production of Cold Lake bitumen for the six months was 157 thousand barrels a day this year, a first six-month record, compared with 144 thousand barrels in the same period of 2010. Increased volumes were due to contributions from new wells steamed in 2010 and 2011 and the cyclic nature of production at Cold Lake.

Six months 2011 vs. six months 2010 (continued)

The company’s share of gross production from Syncrude averaged 75 thousand barrels a day, up slightly from 74 thousand barrels in 2010. Increased production was due to improved operating reliability.

Gross production of conventional crude oil was 19 thousand barrels a day, compared with 24 thousand barrels in 2010. Lower volumes were primarily due to third-party pipeline downtime, which reduced production at the Norman Wells field, and natural reservoir decline.

Gross production of natural gas during the six months of 2011 was 263 million cubic feet a day, down from 281 million cubic feet in the six months of 2010. The lower production volume was primarily a result of natural reservoir decline.

Six months Downstream net income was $340 million, an increase of $233 million over 2010. Higher earnings were primarily due to favourable impacts of stronger industry refining margins of about $255 million and $40 million associated with improved refinery operations. These factors were partially offset by the unfavourable impact of the stronger Canadian dollar of about $35 million. Earnings in 2010 included a gain of about $25 million from sale of non-operating assets.

Chemical net income in the first half of 2011 was $74 million, up $53 million from 2010. Earnings were positively impacted by improved industry margins across all product channels, lower costs due to lower planned maintenance activities and higher polyethylene sales volumes.

For the six months of 2011, net income effects from Corporate and other were negative $59 million, versus negative $25 million last year. Unfavourable effects were primarily due to changes in share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2010 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

SECOND QUARTER 2011

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2011	2010	2011	2010

Net Income (U.S. GAAP)
Total revenues and other income	7,774	6,139	14,645	12,305
Total expenses	6,815	5,457	12,635	10,972
Income before income taxes	959	682	2,010	1,333
Income taxes	233	165	503	340
Net income	726	517	1,507	993

Net income per common share (dollars)	0.86	0.61	1.78	1.17
Net income per common share - assuming dilution (dollars)	0.85	0.60	1.76	1.16

Other Financial Data
Federal excise tax included in operating revenues	325	322	640	626

Gain/(loss) on asset sales, after tax	-	36	4	40

Total assets at June 30			22,966	18,368

Total debt at June 30			1,209	228
Interest coverage ratio - earnings basis
(rolling 4 quarters, times covered)			280.3	355.6

Other long-term obligations at June 30			2,747	2,427

Shareholders' equity at June 30			12,364	10,393
Capital employed at June 30			13,602	10,656
Return on average capital employed (a)
(rolling 4 quarters, percent)			22.1	20.8

Dividends on common stock
Total	94	93	187	178
Per common share (dollars)	0.11	0.11	0.22	0.21

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	853.9	854.5	854.0	854.3

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters' capital employed.

Attachment II

IMPERIAL OIL LIMITED

SECOND QUARTER 2011

	Second Quarter			Six Months
millions of Canadian dollars	2011		2010	2011	2010

Total cash and cash equivalents at period end	419		64	419	64

Net income	726		517	1,507	993
Adjustment for non-cash items:
Depreciation and depletion	190		192	378	374
(Gain)/loss on asset sales	-		(42)	(6)	(46)
Deferred income taxes and other	4		70	(86)	72
Changes in operating assets and liabilities	(264	)(a)	(413)	(178)	(155)
Cash flows from (used in) operating activities	656		324	1,615	1,238

Cash flows from (used in) investing activities	(893)		(797)	(1,699)	(1,604)
Proceeds from asset sales	6		54	20	60

Cash flows from (used in) financing activities	355		3	236	(83)

(a)	Second quarter 2011 cash flows from operating activities were negatively impacted by $232 million funding contributions to the company's registered pension plans.

Attachment III

IMPERIAL OIL LIMITED

SECOND QUARTER 2011

	Second Quarter		Six Months
millions of Canadian dollars	2011	2010	2011	2010

Net income (U.S. GAAP)
Upstream	624	446	1,152	890
Downstream	64	68	340	107
Chemical	36	22	74	21
Corporate and other	2	(19)	(59)	(25)
Net income	726	517	1,507	993

Revenues and other income
Upstream	2,543	1,984	4,882	4,193
Downstream	6,758	5,312	12,825	10,504
Chemical	445	331	865	684
Eliminations/Other	(1,972)	(1,488)	(3,927)	(3,076)
Total	7,774	6,139	14,645	12,305

Purchases of crude oil and products
Upstream	963	653	1,824	1,440
Downstream	5,647	4,237	10,416	8,424
Chemical	329	234	636	510
Eliminations	(1,973)	(1,488)	(3,930)	(3,077)
Purchases of crude oil and products	4,966	3,636	8,946	7,297

Production and manufacturing expenses
Upstream	596	573	1,195	1,175
Downstream	415	389	752	759
Chemical	47	50	90	108
Production and manufacturing expenses	1,058	1,012	2,037	2,042

Capital and exploration expenditures
Upstream	884	832	1,702	1,687
Downstream	36	46	72	84
Chemical	1	2	3	8
Corporate and other	4	1	7	2
Capital and exploration expenditures	925	881	1,784	1,781

Exploration expenses charged to income included above	22	30	59	117

Attachment IV

IMPERIAL OIL LIMITED

SECOND QUARTER 2011

Operating statistics	Second Quarter		Six Months
	2011	2010	2011	2010

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	158	140	157	144
Syncrude	70	81	75	74
Conventional	16	24	19	24
Total crude oil production	244	245	251	242
NGLs available for sale	5	7	6	7
Total crude oil and NGL production	249	252	257	249

Gross natural gas production (millions of cubic feet a day)	257	289	263	281

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	292	300	301	296

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	114	112	117	115
Syncrude	63	74	69	67
Conventional	12	18	14	18
Total crude oil production	189	204	200	200
NGLs available for sale	4	5	4	5
Total crude oil and NGL production	193	209	204	205

Net natural gas production (millions of cubic feet a day)	227	265	238	251

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	231	253	243	247

Cold Lake blend sales (thousands of barrels a day)	206	184	209	192
NGL Sales (thousands of barrels a day)	17	9	11	11
Natural gas sales (millions of cubic feet a day)	241	263	246	263

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	97.96	69.53	87.36	72.01
NGL realizations (a barrel)	62.03	43.79	61.08	50.53
Natural gas realizations (a thousand cubic feet)	3.68	3.79	3.76	4.49
Synthetic oil realizations (a barrel)	111.41	77.98	101.77	79.91
Bitumen realizations (a barrel)	68.72	54.46	62.30	58.73

Refinery throughput (thousands of barrels a day)	397	418	425	428
Refinery capacity utilization (percent)	78	83	84	85

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	215	214	212	209
Heating, diesel and jet fuels (Distilates)	148	136	157	141
Heavy fuel oils (HFO)	28	31	27	32
Lube oils and other products (Other)	44	47	40	43
Net petroleum products sales	435	428	436	425
Petrochemical Sales (thousands of tonnes)	249	236	521	484

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

SECOND QUARTER 2011

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86